Form 35 (Rules 8-4(1), 13-1(3) and 17-1(2))

No. VLC-S-S-217705
Vancouver Registry

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTION 288 OF THE *BUSINESS CORPORATIONS ACT* (BRITISH COLUMBIA), S.B.C. 2002, C. 57, AS AMENDED

AND

IN THE MATTER OF AN ARRANGEMENT INVOLVING INSTADOSE PHARMA CORP., ITS SHAREHOLDERS AND INSTADOSE PHARMA CORP. (FORMERLY MIKROCOZE INC.)

Re: INSTADOSE PHARMA CORP., PETITIONER

ORDER MADE AFTER APPLICATION (INTERIM ORDER)

BEFORE MASTER ELWOOD	)))	TUESDAY, THE 14TH DAY OF SEPTEMBER, 2021

ON THE APPLICATION of the Petitioner, Instadose Pharma Corp. ("**Instadose**" or the "**Petitioner**"), coming on for hearing WITHOUT NOTICE at Vancouver, British Columbia on September 14, 2021 by MS Teams, and on hearing counsel for the Petitioner, Jonathan B. Ross and on reading the Affidavit #1 of Alex Wylie made September 7, 2021 ("**Affidavit #1 of Alex Wylie**"); and upon being advised that it is the intention of Instadose Pharma Corp. (formerly Mikrocoze Inc.) ("**MZKR**") to rely upon Section 3(a)(10) of the United States Securities Act of 1933 (the "**1933 Act**") as a basis for an exemption from the registration requirements of the 1933 Act with respect to common shares of MZKR issued to Instadose Shareholders (as defined herein) under the proposed Plan of Arrangement (as defined herein) based on the Court's approval of the Arrangement (as defined herein);

THIS COURT ORDERS that:

1. The Petitioner, be permitted to convene, hold and conduct a special meeting (the "**Shareholder Meeting**") of the holders (the "**Instadose Shareholders**") of the common shares of the Petitioner (the "**Instadose Shares**") to be held as an online only meeting at 11:00 a.m. (Vancouver time) at 5500 North Service Road, Suite 301, Burlington, Ontario, L7L 6W6, to *inter alia*:

    (a) consider and, if thought advisable, to pass, with or without variation, a special resolution (the "**Arrangement Resolution**") authorizing, approving and adopting, with or without amendment, an arrangement pursuant to Division 5 of Part 9 of

the *Business Corporations Act* (British Columbia) (the "**Arrangement**") and the plan of arrangement implementing the Arrangement (the "**Plan of Arrangement**") substantially in the form attached as Schedule "A" to the Arrangement Agreement (the "**Arrangement Agreement**") dated September 1, 2021 between the Petitioner and MZKR, which is attached as Exhibit "F" to the Affidavit #1 of Alex Wylie, involving the Petitioner, the Instadose Shareholders and MZKR; and

(b) transact such further or other business, including amendments to the foregoing, as may properly come before the Shareholder Meeting or any adjournment or postponement thereof.

2. The Shareholder Meeting shall be called, held and conducted on October 14, 2021 or such other date as may be agreed upon by Instadose and MZKR, and shall be called, held and conducted in accordance with the provisions of:

(a) the *Business Corporations Act*, S.B.C. 2002, c. 57, as amended (the "**BCBCA**");

(b) the Articles of the Petitioner;

(c) the notice of special meeting for the Shareholder Meeting and accompanying management information circular substantially in the form attached as Exhibit "A" to the Affidavit #1 of Alex Wylie (collectively, the "**Circular**");

(d) applicable securities laws; and

(e) Ministerial Order No. M116 (Emergency Program Act (BC) (Covid-19)),

and shall be subject to the terms of this Interim Order and any further Order of this Court, and the rulings and directions of the Chair of the Shareholder Meeting, such rulings and directions not to be inconsistent with this Interim Order, and to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating or governing or collateral to the securities of Instadose or to which such securities are collateral or the Articles of the Petitioner, this Interim Order shall govern.

AMENDMENTS

3. The Petitioner is authorized to make, in the manner contemplated by and subject to the Arrangement Agreement, such amendments, revisions or supplements to the Arrangement Agreement, Arrangement, Plan of Arrangement, or Circular as it may determine without any additional notice to the Instadose Shareholders or any further Order of this Court. The Arrangement Agreement, Arrangement and Plan of Arrangement as so amended, revised or supplemented shall be the Arrangement Agreement, Arrangement and Plan of Arrangement submitted to the Shareholder Meeting, and the subject of the Arrangement Resolution.

ADJOURNMENTS AND POSTPONEMENTS

4. Notwithstanding the provisions of the BCBCA and the Articles of the Petitioner, and subject to the terms of the Arrangement Agreement, the Board of Directors of the Petitioner by resolution shall be entitled to adjourn or postpone the Shareholder Meeting on one or more occasions without the necessity of first convening the Shareholder Meeting or first obtaining any vote of the Instadose Shareholders respecting the adjournment or postponement and without the need for approval of the Court, subject to the Arrangement Agreement. Notice of any such adjournment or postponements shall be given by press release, news release, newspaper advertisement, or by notice sent to the Instadose Shareholders by one of the methods specified in paragraph 6 of this Interim Order, as determined to be the most appropriate method of communication by the Board of Directors of the Petitioner. The Record Date (as defined herein) shall not change in respect of any adjournments or postponements of the Shareholder Meeting.

RECORD DATE

5. The record date (the "**Record Date**") for determining Instadose Shareholders entitled to receive notice of and attend at the Shareholder Meeting is the close of business on September 14, 2021 or such other date as the Board of Directors of the Petitioner may determine and as disclosed to the Instadose Shareholders in the manner they see fit.

NOTICE OF THE SHAREHOLDER MEETING

6. The following information:

   (a) the Circular (including this Interim Order);

   (b) Notice of Hearing of Petition (the "**Notice of Hearing of Petition**");

   (c) the letter of transmittal; and

   (d) the form of proxy for use by the Instadose Shareholders,

   (collectively, the "**Meeting Materials**") in substantially the same form contained as Exhibits to the Affidavit #1 of Alex Wylie, with such deletions, amendments and inclusions thereto as counsel for the Petitioner may deem necessary or desirable, provided that such amendments and inclusions are not inconsistent with the terms of this Interim Order, shall be sent to:

   (e) the registered Instadose Shareholders as they appear on the securities registers of the Petitioner or the records of its registrar and transfer agent as at the Record Date, but not to Instadose Shareholders who the Petitioner, on three consecutive occasions, have sent a record but had such record returned because the shareholder could not be located such Meeting Materials to be sent at least twenty-one (21) days prior to the date of the Meeting, by one of the following methods:

(i) by prepaid ordinary or air-mail addressed to the Instadose Shareholder at his, her, or its address as it appears on the applicable securities registers of the Petitioner as at the Record Date;

(ii) by delivery in person or by delivery to the addresses specified in paragraph (i) above; or

(iii) by email or facsimile transmission to any Instadose Shareholder who identifies himself, herself or itself to the satisfaction of the Petitioner, acting through its representatives, who requests such email or facsimile transmission; and

(f) the directors and auditors of the Petitioner by mailing the Meeting Materials by prepaid ordinary mail, or by email or facsimile transmission, to such persons at least twenty-one (21) days prior to the date of the Meeting.

7. Delivery of the Meeting Materials as ordered herein shall constitute compliance with the requirements of section 290(1)(a) of the BCBCA and the Petitioner shall not be required to send to Instadose Shareholders any other or additional statement pursuant to 290(1)(a) of the BCBCA.

8. The accidental delay, failure or omission to give notice of the Meeting or the Notice of Hearing of Petition or to deliver the Meeting Materials, or the non-receipt of such notices or materials by, or any failure or omission to give such notice or deliver materials as a result of events beyond the reasonable control of the Petitioner (including, without limitation, any inability to use postal services) to any one or more of the persons specified herein shall not constitute a breach of this Interim Order, or in relation to notice to the Instadose Shareholders, a defect in the calling of the Meeting, and shall not invalidate any resolution passed or proceeding taken at the Meeting or step taken in these court proceedings, but if any such failure or omission is brought to the attention of the Petitioner then it shall use reasonable best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

9. The Petitioner be at liberty to give notice of these proceedings to persons outside the jurisdiction of this Court in the manner specified herein.

10. Service of the Notice of Hearing of Petition in substantially the form attached as Exhibit "D" to the Affidavit #1 of Alex Wylie in accordance with this Interim Order shall constitute good and sufficient notice of these court proceedings and of the Final Application (as defined in clause 32 herein) upon all who may wish to appear, in compliance with the *Supreme Court Civil Rules*.

11. For certainty, other than as specifically set out herein, no materials need be served on any persons in respect of these proceedings and, in particular, service of the Petition herein and the accompanying affidavit and additional affidavits as may be filed is hereby dispensed with.

12. Provided that notice of the Meeting is given and the Meeting Materials are provided to the Instadose Shareholders and other persons entitled thereto in compliance with this Interim Order, the requirement of Section 290(1)(b) of the BCBCA to include certain disclosure in any advertisement of the Meeting is waived.

DEEMED RECEIPT OF NOTICE

13. The Meeting Materials or other documents served in accordance with this order shall be deemed to have been received:

    (a) in the case of mailing, the day, Saturdays and holidays excepted, following the date of mailing;

    (b) in the case of delivery in person, the day following personal delivery or the day following delivery to the person's address in paragraph 6 above; and

    (c) in the case of any means of transmitted, recorded or electronic communication, when dispatched or delivered for dispatch.

UPDATING MEETING MATERIALS

14. Notice of any amendments, updates or supplement to any of the information provided in the Meeting Materials may be communicated to the Instadose Shareholders or any other persons entitled thereto by press release, news release, newspaper advertisement or by notice sent to the Instadose Shareholders by any of the means set forth in paragraph 6 herein, as determined to be the most appropriate method of communication by the Board of Directors of the Petitioner.

CONDUCT OF THE MEETING

15. The Chair of the Meeting shall be an officer or director of the Petitioner or such other person as may be appointed by the Instadose Shareholders for that purpose.

16. The Chair of the Meeting is at liberty to call on the assistance of legal counsel to the Petitioner at any time and from time to time, as the Chair of the Meeting may deem necessary or appropriate, during the Meeting, and such legal counsel is entitled to attend the Meeting for this purpose.

17. The only persons entitled to attend or speak at the Meeting shall be the Instadose Shareholders, their proxyholders, the auditors of the Petitioner, the officers and directors of the Petitioner, employees and agents of the Petitioner's transfer agent, Computershare Investor Services Inc., the professional and legal advisors to the Petitioner, and such other persons with the permission of the Chair of the Meeting. Directors, officers and advisors (including legal and financial advisors) of MZKR shall be entitled to attend the Meeting.

18. The Meeting may be adjourned for any reason upon the approval of the Chair of the Meeting, and if the Meeting is adjourned, it shall be reconvened at a place and time to be

designated by the Chair of the Meeting to a date which is not more than 30 days thereafter except for the reason of a lack of quorum.

QUORUM AND VOTING

19. The quorum for the Shareholder Meeting is one (1) Instadose Shareholder present virtually (or being a corporation, partnership, trust or other non-individual legal entity represented in accordance with the provisions of the BCBCA), or by proxy holding not less than one (1) voting share of Instadose entitled to be voted at the Shareholder Meeting.

20. If no quorum for the Meeting is present within one-half hour from the time set for the holding of the Meeting, the Meeting shall stand adjourned to the same day in the next week at the same time and place and, if such day is a non-business day, the next business day following such day at the same time and place.

21. Each Instadose Shareholder shall be entitled to one vote for each Instadose Share held by such registered holder.

22. The requisite approvals for the Arrangement Resolution shall be the affirmative vote of:

(a) at least two-thirds of the votes cast on the Arrangement Resolution by the Instadose Shareholders present in person or by proxy at the Meeting; and

(b) a simple majority of the votes cast on the Arrangement Resolution by the disinterested Instadose Shareholders present in person or represented by proxy at the Meeting and excluding Instadose Shares beneficially owned by Graham F. Sanders and Instadose Shares owned, directly or indirectly, by family members or close personal friends of Mr. Sanders (31,500,000 Instadose Shares).

23. The only persons entitled to vote at the Meeting or any adjournment(s) thereof either in person or by proxy shall be the Instadose Shareholders as at the close of business on the Record Date.

24. For the purposes of the Meeting, any spoiled votes, illegible votes, defective votes and abstentions shall be deemed to be votes not cast. Proxies that are properly signed and dated, but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

SCRUTINEERS

25. A representative of the Petitioner's registrar and transfer agent (or any agent thereof) is authorized to act as a scrutineer for the Meeting.

SOLICITATION OF PROXIES

26. The Petitioner is authorized to use the form of proxy and letter of transmittal in connection with the Meeting in substantially the same forms contained in Exhibit "B"

and Exhibit "C" to the Affidavit #1 of Alex Wylie, respectively, and the Petitioner may in its discretion waive generally the time limits for deposit of proxies by Instadose Shareholders if the Petitioner deems it reasonable to do so. The Petitioner is authorized, at its expense, to solicit proxies, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for that purpose, and by mail or such other forms of personal or electronic communication as it may determine.

27. The procedure for the use of proxies at the Meeting shall be as set out in the Meeting Materials.

DISSENT RIGHTS

28. Each registered Instadose Shareholder shall be accorded the rights of dissent with respect to the Arrangement Resolution approving the Arrangement, as set out in Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement and this Interim Order.

29. Registered Instadose Shareholders will be the only Instadose Shareholders entitled rights of dissent. A beneficial holder of Instadose Shares registered in the name of a broker, custodian, trustee, nominee or other intermediary who wishes to dissent must make arrangements for the registered Instadose Shareholder to dissent on behalf of the beneficial holder of Instadose Shares or, alternatively, make arrangements to become a registered Instadose Shareholder.

30. In order for a registered Instadose Shareholder to exercise such rights of dissent (the "**Dissent Right**"):

(a) such dissenting Instadose Shareholder must deliver a written notice of dissent must be received by Instadose at its address for such purpose by mail or hand delivery to 5500 North Service Road, Suite 301, Burlington, Ontario, L7L 6W6, Attention: Alex Wylie, Chief Financial Officer, with a copy to Gowling WLG (Canada) LLP at 1 First Canadian Place, 100 King St W #1600, Toronto, ON M5X 1G5, Attention: Nurhan Aycan, no later than 4:00 p.m. (Toronto time) on the business day that is two (2) business days preceding the Meeting;

(b) such dissenting Instadose Shareholder must not have voted his, her or its Instadose Shares at the Meeting, either by proxy or in person, in favour of the Arrangement Resolution;

(c) such dissenting Instadose Shareholder must dissent with respect to all of the Instadose Shares held by such person; and

(d) the exercise of such Dissent Right must otherwise comply with the requirements of Division 2 of Part 8 of the BCBCA as modified by the Plan of Arrangement, the Interim Order and the Final Order.

31. Subject to the further order of this Court, the rights available to the Instadose Shareholders under the BCBCA and the Plan of Arrangement to dissent from the

Arrangement will constitute full and sufficient Dissent Rights for the Instadose Shareholders with respect to the Arrangement.

APPLICATION FOR THE FINAL ORDER

32. Upon the approval, with or without variation, by the Instadose Shareholders of the Arrangement Resolution, in the manner set forth in this Interim Order, the Petitioner may apply to this Court for an order (being the Final Order):

    (a) pursuant to section 291(4)(c) of the BCBCA, declaring that the Arrangement, including the terms and conditions thereof and the distributions, issuances, exchanges and/or adjustments of securities contemplated therein or in connection therewith, is fair and reasonable (both procedurally and substantively) to the Instadose Shareholders; and

    (b) pursuant to section 291(4)(a) of the BCBCA, approving the Arrangement, including the terms and conditions thereof and the distributions, issuances, exchanges and/or adjustments of securities contemplated therein or in connection therewith,

and the application for the Final Order (the "**Final Application**") shall be set down for hearing before a Judge at the Courthouse at 800 Smithe Street, Vancouver, British Columbia, by MS Teams, teleconference or otherwise, on Tuesday October 19, 2021 or such other date and time as the directors of the Petitioner may by resolution decide, and the hearing of the Final Application pursuant to the Petition is hereby adjourned to October 19, 2021.

33. Any Instadose Shareholder, any director or auditor of the Petitioner, or any other interested party with leave of the Court may appear and make submissions at the Final Application provided that such person first file a Response to Petition, in the form prescribed by the *Supreme Court Civil Rules* and deliver a copy of the filed Response to Petition, together with a copy of all material on which such person intends to rely at the Final Application, including an outline of the basis for such person's proposed submissions, to the solicitors for the Petitioner at Gowling WLG (Canada) LLP, 550 Burrard Street, Suite 2300, Vancouver, British Columbia V6C 2B5, Attention: Jonathan B. Ross, on or before noon (Vancouver time) on Friday October 15, 2021, or as the Court may otherwise direct.

34. The only persons entitled to any further notice of any court proceedings herein, including any hearing to sanction and approve the Arrangement, or to appear and be heard thereon, shall be the solicitors for the Petitioner and those persons who have delivered a Response to Petition in accordance with this Interim Order.

35. If the Final Application is adjourned, only those persons who have filed and delivered a Response to Petition in accordance with this Order need to be served and provided with notice of the adjourned date and any filed materials.

36. The Petitioner shall be at liberty, at any time, to apply to vary this Order or for such further order or orders as may be appropriate.

37. The provisions of Rule 16-1 and Rule 8-1 are hereby dispensed with for the purposes of any further application to be made pursuant to this Petition.

38. To the extent of any inconsistency or discrepancy between this Interim Order and the Circular, the BCBCA, applicable securities laws or the Articles of the Petitioner, this Interim Order shall prevail.

THE FOLLOWING PARTIES APPROVE THE FORM OF THIS ORDER AND CONSENT TO EACH OF THE ORDERS, IF ANY, THAT ARE INDICATED ABOVE AS BEING BY CONSENT:

	By the Court
Counsel for the Petitioner Jonathan B. Ross	REGISTRAR

CHECKED

No. VLC-S-S-217705
VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTION 288 OF THE BUSINESS CORPORATIONS ACT
(BRITISH COLUMBIA), S.B.C. 2002, C. 57, AS AMENDED

AND

IN THE MATTER OF AN ARRANGEMENT INVOLVING
INSTADOSE PHARMA CORP., ITS SHAREHOLDERS, AND INSTADOSE PHARMA CORP. (FORMERLY MIKROCOZE INC.)

Re: INSTADOSE PHARMA CORP., PETITIONER

ORDER MADE AFTER APPLICATION
(INTERIM ORDER)

Jonathan B. Ross
Gowling WLG (Canada) LLP
Barristers & Solicitors
550 Burrard Street, Suite 2300, Bentall 5
Vancouver, BC V6C 2B5
Canada

Telephone: 604-683-6498
Facsimile: 604-683-3558

9353689-2

10 Sept, 2021